Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

News Media

Investor Relations

	Paul Fitzhenry	Ed Arditte
	609-720-4261	609-720-4621
	pfitzhenry@tyco.com	Karen Chin
609-720-4398

TYCO INTERNATIONAL REACHES AGREEMENT TO SELL

ITS ANCON BUILDING PRODUCTS BUSINESS TO CRH PLC

PEMBROKE, Bermuda — April 16, 2008 — Tyco International Ltd. (NYSE: TYC, BSX: TYC) today announced that it has entered into a definitive agreement to sell its Ancon Building Products business to CRH plc for approximately £88 million ($174 million). Ancon Building Products designs and manufactures a range of building products for the construction industry.  The business had revenue of $107 million in 2007, operating profit of $23 million and employs 370 people.  Ancon is headquartered in Sheffield, United Kingdom and also has operations in continental Europe, the Middle East and Australia.

The sale of Ancon is a further step in Tyco’s ongoing refinement of its portfolio and is consistent with the company’s strategy to divest certain non-core businesses.

Completion of the Ancon transaction is subject to customary closing conditions and regulatory approvals.  In connection with this sale, the financial results of this business, which have previously been reported as part of Corporate and Other, will be classified as discontinued operations when Tyco reports its second quarter results on May 1, 2008.

Tyco International (NYSE: TYC) is a diversified, global company that provides vital products and services to customers in more than 60 countries. Tyco is a leading provider of security products and services, fire protection and detection products and services, valves and controls, and other industrial products. Tyco had 2007 revenue of more than $18 billion and has 118,000 employees worldwide. More information on Tyco can be found at www.tyco.com.

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FORWARD-LOOKING INFORMATION

This release may contain certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Economic, business, competitive and/or regulatory factors affecting Tyco’s businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements. Tyco is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. More detailed information about these and other factors is set forth in Tyco’s Annual Report on Form 10-K for the fiscal year ended September 28, 2007 and quarterly report on Form 10-Q for the quarterly period ended December 28, 2007.